Exhibit 99.1

news

INVESTOR CONTACT:	FOR IMMEDIATE RELEASE MEDIA CONTACT:
Mark Kimbrough	Ed Fishbough
615-344-2688	615-344-2810

HCA Reports Fourth Quarter 2011 Results

Announces Special Dividend of $2.00 per Share

Provides 2012 Guidance

Nashville, Tenn., February 6, 2012 – HCA Holdings, Inc. today announced financial and operating results for the year and fourth quarter ended December 31, 2011. HCA also today announced that its Board of Directors approved a special cash dividend of $2.00 per share to be paid to shareholders of record as of February 16, 2012 with a payment date of February 29, 2012.

Key fourth quarter metrics (all percentage changes compare 4Q 2011 to 4Q 2010 unless noted):

•	Revenues increased 8.5 percent to $7.769 billion

•

Net income attributable to HCA Holdings, Inc. totaled $1.935 billion, or $4.25 per diluted share, which includes a pretax gain on the acquisition of a controlling interest in an equity investment (HealthONE) of $1.522 billion, or $3.13 per diluted share, and pretax gains on sales of facilities of $145 million, or $0.18 per diluted share

•	Adjusted EBITDA increased 13.2 percent to $1.639 billion

•	Cash flow from operations increased to $1.387 billion

•	Same facility equivalent admissions increased 3.2 percent while same facility admissions increased 2.5 percent

•	Same facility revenue per equivalent admission declined 1.0 percent

“The Company had a strong performance in the quarter and for 2011, showing substantial growth in a number of key areas,” said Richard M. Bracken, Chairman and Chief Executive Officer. “We saw continued and favorable growth in patient volumes, advancement in our clinical quality agenda, the acquisition of complementary assets in key markets and efficient operation of our facilities. We believe we are well positioned as we enter 2012.”

Fourth quarter 2011 revenues increased to $7.769 billion compared to $7.161 billion in the prior year’s fourth quarter. Revenue growth was primarily driven by increased patient utilization at the Company’s facilities and the financial consolidation (effective November 1, 2011) of the previously announced acquisition of the remaining 40 percent ownership of our HealthONE joint venture. On a consolidated basis, equivalent admissions increased 8.2 percent while admissions increased 7.1 percent compared to the prior year period.

HCA’s same facility revenue per equivalent admission declined by 1 percent in the fourth quarter of 2011 primarily due to an unfavorable shift in service mix and a decline of 10.4 percent in Medicaid rate per equivalent admission due to various state funding reductions.

Patient volume trends in the fourth quarter remained strong with same facility equivalent admissions increasing 3.2 percent. Same facility admissions increased 2.5 percent and same facility emergency room visits increased 4.4 percent in the fourth quarter compared to the prior year period. Excluding international facilities, patient volume in the fourth quarter of 2011 experienced continued growth in medical admissions of 4.8 percent, while surgical admissions declined by 1.8 percent on a same facility basis during the quarter.

Net income attributable to HCA Holdings, Inc. totaled $1.935 billion, or $4.25 per diluted share, compared to $283 million, or $0.65 per diluted share, in the fourth quarter of 2010. Results for the fourth quarter of 2011 include a pretax gain on the acquisition of a controlling interest in an equity investment of $1.522 billion, or $3.13 per diluted share, and pretax gains on sales of facilities of $145 million, or $0.18 per diluted share. The Company’s effective tax rate in the fourth quarter was favorably impacted by the majority of the gain associated with the acquisition of the controlling interest in the equity investment being nontaxable.

For the fourth quarter of 2011, Adjusted EBITDA totaled $1.639 billion, an increase of 13.2 percent from the previous year’s $1.447 billion. Adjusted EBITDA is a non-GAAP financial measure. A table providing supplemental information on Adjusted EBITDA and reconciling net income attributable to HCA Holdings, Inc. to Adjusted EBITDA is included in this release.

HealthONE Acquisition

The Company closed on the purchase of the Colorado Health Foundation’s 40 percent ownership of the HealthONE joint venture on October 14, 2011 for $1.45 billion. HealthONE was accounted for using the equity method through October 2011 and on a consolidated basis beginning November 1, 2011.

The $1.522 billion gain recognized by HCA was due to the remeasurement of our previous equity investment in the HealthONE joint venture based upon our acquisition of the Colorado Health Foundation’s ownership interest and the resulting consolidation of the entire enterprise at estimated fair value.

Accounting for HITECH Incentive Payments

During the fourth quarter of 2011, HCA recognized $120 million of electronic health record (EHR) incentive income related to the meaningful use of certified EHR technology and approximately $19 million of EHR related expenses. On November 8, 2011, HCA announced that in response to new accounting guidance, it revised its accounting for the recognition of income from EHR incentive payments. EHR incentive income is not included in revenues, but presented as a separate line item in our consolidated income statement. For the year ended December 31, 2011, HCA recorded $210 million in EHR incentive income and $77 million of EHR related expenses. During 2011, the Company received $306 million in EHR incentive cash payments.

Year Ended December 31, 2011

Revenues for the year ended December 31, 2011 totaled $29.682 billion compared to $28.035 billion in 2010. Net income attributable to HCA Holdings, Inc. in 2011 was $2.465 billion, or $4.97 per diluted share, compared to $1.207 billion, or $2.76 per diluted share, for 2010. Results for the year ended December 31, 2011 include a pretax gain on the acquisition of a controlling interest in an equity investment of $1.522 billion, or $2.87 per diluted share, pretax gains on sales of facilities of $142 million, or $0.16 per diluted share, pretax losses on the retirement of debt of $481 million, or $0.61 per diluted share, and a pretax charge for termination of management agreement of $181 million, or $0.30 per diluted share. Results for the year ended December 31, 2010 include pretax impairments of long-lived assets of $123 million, or $0.18 per diluted share, and pretax gains on sales of facilities of $4 million, or $0.01 per diluted share. Adjusted EBITDA for 2011 totaled $6.061 billion compared to $5.868 billion in 2010.

Balance Sheet and Cash Flow

As of December 31, 2011, HCA Holdings, Inc.’s balance sheet reflected cash and cash equivalents of $373 million, total debt of $27.052 billion, and total assets of $26.898 billion. During the fourth quarter, capital expenditures totaled $509 million, excluding acquisitions, compared to $465 million in the previous year’s fourth quarter. HCA’s debt-to-Adjusted EBITDA ratio at December 31, 2011 was 4.46x compared to 4.81x at December 31, 2010. Net cash provided by operating activities totaled $1.387 billion compared to $534 million in the fourth quarter of 2010. The increase in cash flows from operating activities was primarily due to improved cash flows of $467 million related to income taxes and $388 million related to working capital items.

Special Dividend

HCA also today announced that its Board of Directors has approved a special cash dividend of $2.00 per share to be paid to shareholders of record as of February 16, 2012 with a payment date of February 29, 2012. The dividend is expected to be funded through existing cash and borrowings under the Company’s credit facilities.

“We believe that a special dividend provides liquidity to our shareholders while not affecting our ability to invest in our markets or impair our acquisition strategy. Also, the impact of this dividend on the Company’s leverage will be modest,” stated R. Milton Johnson, HCA President and Chief Financial Officer.

2012 Guidance

Today, HCA issued the following estimated guidance for 2012:

	2011	2012 RANGE
Revenues (1)	$29.682 billion	$32 to $33 billion
Adjusted EBITDA	$6.061 billion	$6.20 to $6.45 billion
Adjusted EPS (diluted) (2)	$2.85	$3.35 to $3.55
Capital Expenditures	$1.679 billion	$1.8 to $1.9 billion

(1)	Revenues are net of provision for doubtful accounts

(2)	Adjusted EPS excludes gains on sales of facilities, gain on acquisition of controlling interest in equity investment, impairments of long-lived assets, losses on retirement of debt and termination of management agreement

Assumptions:

This guidance range excludes the impact of items, if applicable, that are non-operational in nature including items such as, but not limited to, gains or losses on sales of facilities and businesses and impairments of long-lived assets. The guidance includes estimated EHR incentive income assumptions in a range of $325-$350 million and EHR expenses in a range of $140-$160 million. It is also subject to certain conditions including those as set forth below in the Company’s “Cautionary Statement about Preliminary Results and Other Forward-Looking Information”.

The Company’s annual shareholders’ meeting will be held in Nashville, Tennessee on April 26, 2012 at 2:00 p.m. local time for shareholders of record as of March 1, 2012.

Earnings Conference Call

HCA will host a conference call for investors at 9:00 a.m. Central Standard Time today. All interested investors are invited to access a live audio broadcast of the call via webcast. The broadcast also will be available on a replay basis beginning this afternoon. The webcast can be accessed at: http://www.talkpoint.com/viewer/starthere.asp?Pres=138348 or through the Company’s Investor Relations web page at www.hcahealthcare.com.

Cautionary Statement about Preliminary Results and Other Forward-Looking Information

This press release contains forward-looking statements based on current management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact and are subject to finalization of the Company’s fourth quarter financial and accounting procedures. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These factors include, but are not limited to, (1) the impact of our substantial indebtedness and the ability to refinance such indebtedness on acceptable terms, (2) the effects related to the enactment and implementation of the Budget Control Act of 2011 and the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (collectively, the “Health Reform Law”), the possible enactment of additional federal or state health care reform and possible changes to the Health Reform Law and other federal, state or local laws or regulations affecting the health care industry, (3) increases in the amount and risk of collectability of uninsured accounts and deductibles and copayment amounts for insured accounts, (4) the ability to achieve operating and financial targets, and attain expected levels of patient volumes and control the costs of providing services, (5) possible changes in the Medicare, Medicaid and other state programs, including Medicaid supplemental payments pursuant to upper payment limit programs, that may impact reimbursements to health care providers and insurers, (6) the highly competitive nature of the health care business, (7) changes in revenue mix, including potential declines in the population covered under managed care agreements and the ability to enter into and renew managed care provider agreements on acceptable terms, (8) the efforts of insurers, health care providers and others to contain health care costs, (9) the outcome of our continuing efforts to monitor, maintain and comply with appropriate laws, regulations, policies and procedures, (10) increases in wages and the ability to attract and retain qualified management and personnel, including affiliated physicians, nurses and medical and technical support personnel, (11) the availability and terms of capital to fund the expansion of our business and improvements to our existing facilities, (12) changes in accounting practices, (13) changes in general economic conditions nationally and regionally in our markets, (14) future divestitures which may result in charges and possible impairments of long-lived assets, (15) changes in business strategy or development plans, (16) delays in receiving payments for services provided, (17) the outcome of pending and any future tax audits, appeals and litigation associated with our tax positions, (18) potential adverse impact of known and unknown government investigations, litigation and other claims that may be made against us, (19) our ability to demonstrate meaningful use of certified electronic health record technology and recognize revenues for the related Medicare or Medicaid incentive payments, and (20) other risk factors described in our annual report on Form 10-K for the year ended December 31, 2010 and other filings with the Securities and Exchange Commission. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.

HCA Holdings, Inc.

Condensed Consolidated Income Statements

Fourth Quarter

(Dollars in millions, except per share amounts)

	2011		2010
	Amount	Ratio	Amount	Ratio

Revenues before provision for doubtful accounts	$8,429		$7,736
Provision for doubtful accounts	660		575

Revenues	7,769	100.0%	7,161	100.0%

Salaries and benefits	3,492	44.9	3,202	44.7
Supplies	1,346	17.3	1,276	17.8
Other operating expenses	1,453	18.7	1,308	18.3
Electronic health record incentive income	(120)	(1.5)	—	—
Equity in earnings of affiliates	(41)	(0.5)	(72)	(1.0)
Depreciation and amortization	387	5.0	359	5.0
Interest expense	465	6.0	526	7.3
Gains on sales of facilities	(145)	(1.9)	(6)	(0.1)
Gain on acquisition of controlling interest in equity investment	(1,522)	(19.6)	—	—
Impairments of long-lived assets	—	—	4	0.1

	5,315	68.4	6,597	92.1

Income before income taxes	2,454	31.6	564	7.9

Provision for income taxes	412	5.3	170	2.4

Net income	2,042	26.3	394	5.5

Net income attributable to noncontrolling interests	107	1.4	111	1.5

Net income attributable to HCA Holdings, Inc.	$1,935	24.9	$283	4.0

Diluted earnings per share	$4.25		$0.65

Shares used in computing diluted earnings per share (000)	455,460		437,568

HCA Holdings, Inc.

Condensed Consolidated Income Statements

For the Years Ended December 31, 2011 and 2010

(Dollars in millions, except per share amounts)

	2011		2010
	Amount	Ratio	Amount	Ratio

Revenues before provision for doubtful accounts	$32,506		$30,683
Provision for doubtful accounts	2,824		2,648

Revenues	29,682	100.0%	28,035	100.0%

Salaries and benefits	13,440	45.3	12,484	44.5
Supplies	5,179	17.4	4,961	17.7
Other operating expenses	5,470	18.5	5,004	17.9
Electronic health record incentive income	(210)	(0.7)	—	—
Equity in earnings of affiliates	(258)	(0.9)	(282)	(1.0)
Depreciation and amortization	1,465	4.9	1,421	5.0
Interest expense	2,037	6.9	2,097	7.5
Gains on sales of facilities	(142)	(0.5)	(4)	—
Gain on acquisition of controlling interest in equity investment	(1,522)	(5.1)	—	—
Impairments of long-lived assets	—	—	123	0.4
Losses on retirement of debt	481	1.6	—	—
Termination of management agreement	181	0.6	—	—

	26,121	88.0	25,804	92.0

Income before income taxes	3,561	12.0	2,231	8.0

Provision for income taxes	719	2.4	658	2.4

Net income	2,842	9.6	1,573	5.6

Net income attributable to noncontrolling interests	377	1.3	366	1.3

Net income attributable to HCA Holdings, Inc.	$2,465	8.3	$1,207	4.3

Diluted earnings per share	$4.97		$2.76

Shares used in computing diluted earnings per share (000)	495,943		437,347

HCA Holdings, Inc.

Supplemental Non-GAAP Disclosures

Operating Results Summary

(Dollars in millions, except per share amounts)

	Fourth Quarter		For the Years Ended December 31,
	2011	2010	2011	2010

Revenues	$7,769	$7,161	$29,682	$28,035

Net income attributable to HCA Holdings, Inc.	$1,935	$283	$2,465	$1,207
Gains on sales of facilities (net of tax)	(84)	(3)	(80)	(2)
Gain on acquisition of controlling interest in equity investment (net of tax)	(1,424)	—	(1,424)	—
Impairments of long-lived assets (net of tax)	—	2	—	77
Losses on retirement of debt (net of tax)	—	—	303	—
Termination of management agreement (net of tax)	—	—	149	—

Net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, gain on acquisition of controlling interest in equity investment, impairments of long-lived assets, losses on retirement of debt and termination of management agreement (a)	427	282	1,413	1,282
Depreciation and amortization	387	359	1,465	1,421
Interest expense	465	526	2,037	2,097
Provision for income taxes	253	169	769	702
Net income attributable to noncontrolling interests	107	111	377	366

Adjusted EBITDA (a)	$1,639	$1,447	$6,061	$5,868

Diluted earnings per share:
Net income attributable to HCA Holdings, Inc.	$4.25	$0.65	$4.97	$2.76
Gains on sales of facilities	(0.18)	(0.01)	(0.16)	(0.01)
Gain on acquisition of controlling interest in equity investment	(3.13)	—	(2.87)	—
Impairments of long-lived assets	—	—	—	0.18
Losses on retirement of debt	—	—	0.61	—
Termination of management agreement	—	—	0.30	—

Net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, gain on acquisition of controlling interest in equity investment, impairments of long-lived assets, losses on retirement of debt and termination of management agreement (a)	$0.94	$0.64	$2.85	$2.93

Shares used in computing diluted earnings per share (000)	455,460	437,568	495,943	437,347

(a)	Net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, gain on acquisition of controlling interest in equity investment, impairments of long-lived assets, losses on retirement of debt and termination of management agreement and Adjusted EBITDA should not be considered as measures of financial performance under generally accepted accounting principles (“GAAP”). We believe net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, gain on acquisition of controlling interest in equity investment, impairments of long-lived assets, losses on retirement of debt and termination of management agreement and Adjusted EBITDA are important measures that supplement discussions and analysis of our results of operations. We believe it is useful to investors to provide disclosures of our results of operations on the same basis used by management. Management relies upon net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, gain on acquisition of controlling interest in equity investment, impairments of long-lived assets, losses on retirement of debt and termination of management agreement and Adjusted EBITDA as the primary measures to review and assess operating performance of its hospital facilities and their management teams.

Management and investors review both the overall performance (including; net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, gain on acquisition of controlling interest in equity investment, impairments of long-lived assets, losses on retirement of debt and termination of management agreement and GAAP net income attributable to HCA Holdings, Inc.) and operating performance (Adjusted EBITDA) of our health care facilities. Adjusted EBITDA and the Adjusted EBITDA margin (Adjusted EBITDA divided by revenues) are utilized by management and investors to compare our current operating results with the corresponding periods during the previous year and to compare our operating results with other companies in the health care industry. It is reasonable to expect that gains on sales of facilities, impairments of long-lived assets and losses on retirement of debt will occur in future periods, but the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our health care facilities and complicate period comparisons of our results of operations and operations comparisons with other health care companies.

Net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, gain on acquisition of controlling interest in equity investment, impairments of long-lived assets, losses on retirement of debt and termination of management agreement and Adjusted EBITDA are not measures of financial performance under GAAP, and should not be considered as alternatives to net income attributable to HCA Holdings, Inc. as a measure of operating performance or cash flows from operating, investing and financing activities as a measure of liquidity. Because net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, gain on acquisition of controlling interest in equity investment, impairments of long-lived assets, losses on retirement of debt and termination of management agreement and Adjusted EBITDA are not measurements determined in accordance with GAAP and are susceptible to varying calculations, net income attributable to HCA Holdings, Inc., excluding gains on sales of facilities, gain on acquisition of controlling interest in equity investment, impairments of long-lived assets, losses on retirement of debt and termination of management agreement and Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures presented by other companies.

HCA Holdings, Inc.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	December 31, 2011	September 30, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$373	$359	$411
Accounts receivable, net	4,533	3,925	3,832
Inventories	1,054	891	897
Deferred income taxes	594	643	931
Other	679	875	848

Total current assets	7,233	6,693	6,919

Property and equipment, at cost	28,075	26,647	25,641
Accumulated depreciation	(15,241)	(15,002)	(14,289)

	12,834	11,645	11,352

Investments of insurance subsidiaries	548	545	642
Investments in and advances to affiliates	101	837	869
Goodwill and other intangible assets	5,251	2,701	2,693
Deferred loan costs	290	297	374
Other	641	1,038	1,003

	$26,898	$23,756	$23,852

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,597	$1,334	$1,537
Accrued salaries	965	876	895
Other accrued expenses	1,585	1,336	1,245
Long-term debt due within one year	1,407	725	592

Total current liabilities	5,554	4,271	4,269

Long-term debt	25,645	25,871	27,633
Professional liability risks	993	993	995
Income taxes and other liabilities	1,720	1,683	1,608

Total liabilities	33,912	32,818	34,505

Equity securities with contingent redemption rights	—	—	141

EQUITY (DEFICIT)
HCA Holdings, Inc. stockholders’ deficit	(8,258)	(10,194)	(11,926)
Noncontrolling interests	1,244	1,132	1,132

Total deficit	(7,014)	(9,062)	(10,794)

	$26,898	$23,756	$23,852

HCA Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

For the Years Ended December 31, 2011 and 2010

(Dollars in millions)

	2011	2010

Cash flows from operating activities:
Net income	$2,842	$1,573
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities	(2,953)	(2,847)
Provision for doubtful accounts	2,824	2,648
Depreciation and amortization	1,465	1,421
Income taxes	912	27
Gains sales of facilities	(142)	(4)
Gain on acquisition of controlling interest in equity investment	(1,522)	—
Impairments of long-lived assets	—	123
Losses on retirement of debt	481	—
Amortization of deferred loan costs	70	81
Share-based compensation	26	32
Pay-in-kind interest	(78)	—
Other	8	31

Net cash provided by operating activities	3,933	3,085

Cash flows from investing activities:
Purchase of property and equipment	(1,679)	(1,325)
Acquisition of hospitals and health care entities	(1,682)	(233)
Disposition of hospitals and health care entities	281	37
Change in investments	80	472
Other	5	10

Net cash used in investing activities	(2,995)	(1,039)

Cash flows from financing activities:
Issuances of long-term debt	5,500	2,912
Net change in revolving credit facilities	(449)	1,889
Repayment of long-term debt	(6,640)	(2,268)
Distributions to noncontrolling interests	(378)	(342)
Contributions from noncontrolling interests	—	57
Distributions to stockholders	(31)	(4,257)
Payment of debt issuance costs	(92)	(50)
Issuance of common stock	2,506	—
Repurchase of common stock	(1,503)	—
Income tax benefits	63	114
Other	48	(2)

Net cash used in financing activities	(976)	(1,947)

Change in cash and cash equivalents	(38)	99
Cash and cash equivalents at beginning of period	411	312

Cash and cash equivalents at end of period	$373	$411

Interest payments	$1,987	$1,994
Income tax (refunds) payments, net	($256)	$517

HCA Holdings, Inc.

Operating Statistics

	Fourth Quarter		For the Years Ended December 31,
	2011	2010	2011	2010

Consolidating Hospitals:

Number of Hospitals	163	156	163	156
Weighted Average Licensed Beds	40,994	38,680	39,735	38,655
Licensed Beds at End of Period	41,594	38,827	41,594	38,827

Reported:
Admissions	413,700	386,500	1,620,400	1,554,400
% Change	7.1%		4.2%
Equivalent Admissions	667,700	617,300	2,595,900	2,468,400
% Change	8.2%		5.2%
Revenue per Equivalent Admission	$11,636	$11,600	$11,434	$11,357
% Change	0.3%		0.7%
Inpatient Revenue per Admission	$11,506	$11,455	$11,329	$11,251
% Change	0.4%		0.7%

Patient Days	1,951,600	1,854,200	7,709,900	7,490,900
Equivalent Patient Days	3,149,400	2,961,500	12,351,200	11,895,600

Inpatient Surgery Cases	123,500	121,200	484,500	487,100
% Change	1.9%		-0.5%
Outpatient Surgery Cases	212,800	200,200	799,200	783,600
% Change	6.3%		2.0%

Emergency Room Visits	1,564,400	1,445,800	6,143,500	5,706,200
% Change	8.2%		7.7%

Outpatient Revenues as a Percentage of Patient Revenues	37.6%	37.0%	37.0%	36.4%

Average Length of Stay	4.7	4.8	4.8	4.8

Occupancy	51.7%	52.1%	53.2%	53.1%
Equivalent Occupancy	83.5%	83.3%	85.2%	84.3%

Same Facility:
Admissions	393,500	383,700	1,582,300	1,546,200
% Change	2.5%		2.3%
Equivalent Admissions	631,200	611,700	2,526,900	2,452,300
% Change	3.2%		3.0%
Revenue per Equivalent Admission	$11,457	$11,567	$11,355	$11,326
% Change	-1.0%		0.3%
Inpatient Revenue per Admission	$11,423	$11,472	$11,322	$11,266
% Change	-0.4%		0.5%

Inpatient Surgery Cases	117,000	119,500	472,800	480,900
% Change	-2.1%		-1.7%
Outpatient Surgery Cases	195,000	198,100	769,800	774,500
% Change	-1.6%		-0.6%

Emergency Room Visits	1,488,600	1,425,300	5,990,100	5,639,600
% Change	4.4%		6.2%